UNDERWRITING AGREEMENT

Schedule A

As of March 26, 2024

Rational Equity Armor Fund

Rational Tactical Return Fund

Rational Dynamic Brands Fund

Rational Strategic Allocation Fund

Rational/ReSolve Adaptive Asset Allocation Fund

Rational Special Situations Income Fund

Rational/Pier 88 Convertible Securities Fund

Rational Real Assets Fund

Rational/RGN Hedged Equity Fund